Exhibit 99.1

Contact:          Mark Kirk                        Lewis Kruger
                  Anchor Glass Container Corp.     Stroock & Stroock & Lavan
                  (813) 884-0000                   (212) 806-5430

                  Wes Truesdell/Joe Dodson         Allen Sangines-Krause
                  The Dilenschneider Group         Goldman, Sachs & Co.
                  (212) 922-0900                   (212) 902-7909



                     BALL-FOSTER AGREES TO PURCHASE ANCHOR GLASS

                                  -------------------

                  ANCHOR FILES FOR CHAPTER 11 BANKRUPTCY PROTECTION

                                  ------------------

           FILING WILL ENABLE ANCHOR TO MAINTAIN OPERATIONS PENDING SALE

     TAMPA, Fla., September 13, 1996 - Anchor Glass Container Corporation announced today that Ball-Foster Glass Container Co., L.L.C., a producer of glass containers based in Muncie, Indiana, has signed a non-binding letter of intent to purchase the assets of the company for $365 million in cash, subject to certain adjustments, plus the assumption of certain liabilities. In addition, Anchor voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code in order to ensure its continued operations through the closing of the sale. The transaction is subject to certain conditions including the execution of definitive agreements among Anchor, Ball-Foster and Vitro, S.A. (BMV: Vitro, NYSE:VTO), Anchor's parent; the approval of the Bankruptcy Court, and regulatory approvals.

     Mark A. Kirk, Anchor's chief financial officer, noted that Bankruptcy Court today entered an interim order approving debtor-in-possession (DIP) financing obtained from Foothill Capital Corporation and Congress Financial Corporation, which is subject to the entry of a final order after a hearing on notice to creditors. This financing will support the company's expected liquidity needs for operation through a prompt reorganization process, and consists of a $130 million line of credit. Anchor has also obtained the consent of its pre-petition senior secured lending group and senior secured note holders to the DIP financial and the use of cash collateral.

     Anchor will promptly seek court approval of the sale of its assets. However, it is likely that certain creditors, in particular unsecured creditors, will receive substantially less than the face value of their claims against the company.

     James R. Malone, chairman of the board, said: "We believe the cooperative relationships we have established with our customers, suppliers, employees, lenders and creditors will enable us to continue operations as usual until we can complete the sale." He added: "The sale to Ball- Foster assures the future of the business. While the Chapter 11 filing was a difficult decision, it was a necessary step to protect Anchor's ability to fulfill its commitments to customers, suppliers and employees and put the company on a more stable long-term footing. Ball- Foster's purchase of Anchor Glass will strengthen the company to better serve our customers."

     During the past 18 months, Anchor has taken significant steps to reduce costs and upgrade its capital structure. Those moves, which came in response to severe pricing pressures and weak U.S. demand for its core product line of glass containers, included closing four manufacturing plants, and substantial investments into manufacturing equipment to reduce costs and enhance manufacturing efficiency. In addition, in January 1996 Anchor restructured its debt with a $130 million revolving credit facility from Foothill Capital Corporation and Congress Financial Corporation. In August, Vitro announced that it had begun reviewing a number of strategic alternatives for Anchor, including the sale of the company. In connection with that announcement, Anchor indicated that the completion of such a sale would require restructuring its existing indebtedness.

     The Chapter 11 filing was made in the U.S. Bankruptcy Court in Wilmington, Delaware.

     Anchor Glass Container Corporation, headquartered in Tampa, Florida, is one of the largest producers of glass bottles and jars in the United States.

                                                            Exhibit 99.2


                                 September 13, 1996

Board of Directors
Anchor Glass Container Corporation
c/o Stroock & Stroock & Lavan
Attention:  Lewis Kruger

Gentlemen:

         This letter of intent sets forth the intention of the parties hereto with respect to the purchase by Ball-Foster Glass Container Co., L.L.C. (the "Buyer") of the assets comprising the business of Anchor Glass Container Corporation (the "Seller") on the terms set forth below.

         PURCHASE PRICE: POST-CLOSING ADJUSTMENT. Buyer will pay to Seller at the closing $365 million in cash, adjusted as follows: (i) increased by the amount of the trade payables existing on the June 30, 1996 balance sheet, (ii) decreased by the amount of post-filing trade payables existing on the closing date (which shall be assumed by Buyer), (iii) adjusted for changes in net tangible assets excluding pensions (net tangible assets being defined as acquired assets less assumed liabilities, as mutually agreed by Buyer and Seller), and (iv) adjusted for the change in the funded status of Seller's pension plans between June 30, 1996 and the closing date. The funded status of Seller's pension plans is defined as the Projected Benefit Obligation less the plan assets at the then current fair value. For the purposes of the foregoing adjustment only, trade payables shall not be treated as assumed liabilities for the closing balance sheet.

         ASSETS ACQUIRED AND LIABILITIES ASSUMED. Buyer will acquire all of the assets of Seller, other than cash and cash equivalents, certain insurance policies, and certain non- tangible assets. Buyer will assume the following liabilities of Seller: (i) liabilities associated with Seller's pension plans;
(ii) accrued expenses including liabilities relating to workers compensation claims, accrued payroll, vacation and related employee benefits; (iii) environmental liabilities; (iv) trade payables that have arisen after the Bankruptcy Filing Date and that are on the balance sheet at the closing date; and (v) certain other liabilities which will be included on the June 30, 1996 and closing balance sheets. Buyer will assume no other liabilities.

         CONDITIONS. The acquisition will be subject to the following conditions: (i) termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act; (ii) execution of an agreement between Buyer and Vitro, S.A. with respect to certain matters relating to the transaction; (iii) confirmation that Anchor's supply agreements with Coors and Strohs will not be terminated or materially altered as a result of the transaction; (iv) due diligence review satisfactory to Buyer relating to the joint venture agreement with Coors; (v) the consent of Owens-Brockway Glass Container Inc. on terms satisfactory to Buyer to the continued use in Anchor's plants of Owens equipment as it existed at the closing and the early termination of the Technical Assistance License Agreement, or the entry by the Bankruptcy Court of an order to similar effect; (vi) Buyer shall have received satisfactory title insurance policies and surveys for each of the real properties owned by Seller, at Buyer's expense, and each of the real property leases shall have been assigned to Buyer by a final order of the Bankruptcy Court; (vii) the provisions of the collective bargaining agreements covering employees of Seller relating to work rule changes negotiated in connection with wage concessions made during the last collective bargaining negotiations shall have been amended on terms satisfactory to Buyer; (viii) as of the closing, there shall be no material environmental liabilities that were not disclosed as of the date of signing of a definitive Asset Purchase Agreement; (ix) there shall have been no material adverse change in the conditions of the properties, plant or equipment being transferred; (x) standard conditions relating to the accuracy of representations, receipt of necessary governmental approvals, if any, the fulfillment of covenants, no order or regulation enjoining or materially interfering with the consummation of the transaction or operation of the business, and no pending governmental proceedings; (xi) as soon as practicable, but in no event later than three business days after execution of the Asset Purchase Agreement, the Bankruptcy Court shall have entered an order: (1) scheduling either a hearing on notice procedures or a hearing for approval of the Agreement and sale under Section 363 of the Bankruptcy Code (the "Sale Hearing") of substantially all assets free and clear of all non- assumed liabilities, and Assignment and Assumption of Assumed Executory Contracts, the Sale Hearing to take place no later than November 15, 1996; and (2) approving terms for submissions of competing offers, overbid procedures and a $10 million breakup fee; (xii) the entry of an order approving the Agreement and sale under
Section 363 and no stay having been issued within the time period allowed for appeal from such order.

         TERMINATION. The Agreement may be terminated by Buyer or Seller if the transactions has not closed by December 31, 1996; by Buyer if the conditions set forth in clause (xi) above have not been satisfied by the date set forth therein; by Buyer if any governmental authority shall have commenced litigation seeking to enjoin consummation of the transaction; or by Buyer or Seller if the consummation of the transaction would be illegal.

         DEFINITIVE AGREEMENT. The transaction is subject to execution of a mutually satisfactory Asset Purchase Agreement which shall contain representations and warranties, covenants and conditions customary for a transaction of this type, including the conditions set forth above. The representations and warranties shall not survive the closing.

         POST-CLOSING ADJUSTMENT PROCESS. Following the closing, Buyer shall prepare a closing balance sheet containing the items mutually agreed to by the parties. Seller shall thereafter have an opportunity to review and dispute the closing balance sheet. Any dispute over the closing balance sheet that cannot be resolved by the parties shall be submitted to arbitration by an independent account firm satisfactory to Buyer and Seller.

         NON-BINDING AGREEMENT. It is understood that this letter is an expression of the intent of the parties only, and nothing herein shall create any legally binding obligation by the parties hereto. No obligations shall arise unless and until mutually satisfactory definitive documentation shall have been entered into by the parties. Neither party hereto shall have any liability to the other party as a result of the failure of the parties to agree upon the definitive terms of the transaction described herein. We trust that you will keep the existence and the terms of this letter confidential and will not share this letter with anyone other than senior management and your advisors on a confidential basis, unless and until this letter has been countersigned as provided below.

         If the foregoing is acceptable to you, please so indicate by signing the enclosed copy of this letter and returning it to the undersigned by no later than 9:00 a.m. today.

                                           Very truly yours,



                                            BALL-FOSTER GLASS CONTAINER
                                              CO., L.L.C.


                                            By: /S/ J. STEVEN RHEA
                                                Name:  J. Steven Rhea
                                                Title: Sr. VP Business Dev &
                                                       Nat'l Mkt



Agreed and Accepted:

ANCHOR GLASS CONTAINER
  CORPORATION


By: /S/ JAMES R. MALONE
   Name:  James R. Malone
   Title: Chairman of the Board